UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 12, 2015

MANHATTAN SCIENTIFICS, INC.
(Exact name of registrant as specified in charter)

Delaware	000-28411	85-0460639
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York, 10174

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (212) 541-2405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2015, Senior Scientific, LLC (”Senior”), a wholly-owned subsidry of Manhattan Scientifics Inc. (the ”Company”), entered into an Executive Employment Agreement (the ”Proulx Agreement”) with Robert R. Proulx, who will serve as the Chief Operating Officer and President of Senior. The Proulx Agreement is for a term through January 31, 2018 at a base salary of $250,000. In addition, Mr. Proulx will recieve (i) 10,000,000 shares of common stock of the Company of which 2,500,000 shares of common stock will vest on commencement and the balance shall vest over 10 quarters at 750,000 per quarter and (ii) 5,000,000 shares of common stock of the Company to be issued upon certain defined events.

Mr. Proulx, age 57, is a veteran business executive with more than 25 years of leadership experience for both private and public companies in the life science and diagnostic device markets. Most recently, he served as Chief Commercial Officer and General Manager of U.S. Operations for Silicon Biosystems, Inc., whose image-based cell sorting technology is advancing personalized medicine initiatives in cancer through the molecular characterization of tumor heterogeneity. Earlier, he served as Vice President, Marketing & Sales at Nanogen, Inc., where he was responsible for worldwide corporate branding, product marketing and North American sales operations for the company’s in vitro diagnostic products. Prior to this, he held senior-level positions at Gene Logic Inc.; IGEN International, Inc.; Packard Instrument Company, Inc. and Bio-Tek Instruments, Inc. He has served on the board of directors of Semrock and PGXL Diagnostic Laboratories and has been a volunteer in the CONNECT Springboard Entrepreneurs in Residence program, helping nurture startups through early-stage business planning. His bachelor’s and master’s degrees are from The State University of New York at Albany and he is a graduate of the Executive Management Program at The Pennsylvania State University Smeal College of Business.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Executive Employment Agreement between Senior Scientific, LLC and Robert R. Proulx dated January 12, 2015

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MANHATTAN SCIENTIFICS, INC.

By:	/s/ Emmanuel Tsoupanarias
Name:	Emmanuel Tsoupanarias
Title:	Chief Executive Officer

Date:	January 20, 2015
New York, New York